Exhibit 2.3

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

UNITED INDUSTRIES CORPORATION,

SATURN MERGERCO., INC.,

and

UNITED PET GROUP, INC.

June 14, 2004

i

ANNEXES

Annex A:	List of Defined Terms

EXHIBITS

Exhibit A:	List of Stockholders; Merger Consideration
Exhibit B:	Opinion of Goodwin Procter LLP
Exhibit C1 and C2:	Forms of Release

SCHEDULES

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 14, 2004, by and among United Industries Corporation, a Delaware corporation (“Parent”), Saturn MergerCo., Inc., a Delaware corporation (“MergerCo”), and United Pet Group, Inc., a Delaware corporation (the “Company”).  Certain terms used in this Agreement are defined in Section 10.8 hereof.  An index of defined terms used in this Agreement is attached as Annex A hereto.

WHEREAS, the parties wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, simultaneous with the execution of this Agreement, TA Associates, Inc. and Friend Skoler & Co., LLC (together, the “Major Stockholders”) and certain other holders of the Company’s capital stock have entered into a separate agreement (the “Selling Shareholders Agreement”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders;

WHEREAS, the Boards of Directors of Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders, and Parent has approved this Agreement as the sole stockholder of MergerCo; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - THE MERGER

Section 1.1.                                The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.

Section 1.2.                                Effective Time.  On the Closing Date (as defined in Section 1.4 below), MergerCo and the Company shall duly execute a certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.3.                                Certificate of Incorporation and By-Laws.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be identical to the certificate of incorporation of MergerCo (except for those provisions dealing with the incorporator and initial directors, which shall be omitted and the name of the Surviving Corporation which shall be as set forth in the last sentence of this Section 1.3) until thereafter amended as provided by law and the terms of such certificate of incorporation.  The by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws.  Notwithstanding the foregoing, the name of the Surviving Corporation shall be “United Pet Group, Inc.” and the certificate of incorporation and by-laws of the Surviving Corporation shall so provide.

Section 1.4.                                Closing.  Subject to satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) shall occur on August 16, 2004; provided, that if the conditions set forth in Article VIII have not been satisfied on such date, then the Closing shall occur as promptly as practicable (but in no event later than the third Business Day (as defined below)) after the conditions set forth in Article VIII have been satisfied; and provided further, that notwithstanding the foregoing the Closing may occur on any other date agreed upon by the parties.  The date that the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the “Closing Date.”  The Closing shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, NY 10022, or at such other place as agreed to by the parties hereto.  “Business Day” means any day other than a day on which the Securities and Exchange Commission (the “SEC”) or the office of the Delaware Secretary of State is closed.

Section 1.5.                                Directors and Officers.  The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1.                                Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company (the “Company Stock”) or any shares of the capital stock of MergerCo:

(a)                                  Each share of common stock, par value $0.01 per share, of MergerCo  issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger.

(b)                                 (i) Each share of Company Stock that is owned by the Company or by any wholly owned Subsidiary (as defined in Section 10.8) of the Company immediately prior to the Closing Date and (ii) each share of Company Stock that is owned by Parent, by MergerCo, or by any other wholly owned subsidiary of Parent immediately prior to the Closing Date (such shares of Company Stock described in subsection (ii) being herein referred to as “Rollover Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b), the Dissenting Shares as defined in Section 3.2 below, and unvested shares of restricted Company Stock that are repurchased by the Company as of the Effective Date pursuant to the terms of the restricted stock agreements pertaining to such shares) shall be converted into the right to receive that portion of the Merger Consideration (as defined below) applicable to such share, calculated as of the Effective Time in accordance with the formulae illustrated on Exhibit A hereto, net to the holder thereof in cash, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificate (as defined below) representing such share of Company Stock or the delivery of an affidavit as described in Section 3.1(h).

(i)                                     Subject to adjustment in accordance with Section 2.5, the “Merger Consideration” shall be an amount equal to (A) $360,000,000, plus (B) the Aggregate Option Proceeds, the Aggregate Warrant Proceeds, and the Aggregate Promissory Note Proceeds (each as defined in Section 2.1(c)(ii) below), less (C) the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing, less (D) all Company Expenses, and less (E) the Estimated Underage, if any.

(ii)                                  Notwithstanding the foregoing, (A) that portion of the Merger Consideration to be received by each stockholder of the Company listed as an “Optionholder” or “Warrantholder” on Exhibit A hereto shall be reduced by the aggregate exercise price payable by such stockholder at Closing upon the exercise of such Optionholder’s Options (as defined in Section 2.2 below) or such

Warrantholder’s warrants, as the case may be (collectively, the “Aggregate Option Proceeds” and “Aggregate Warrant Proceeds,” respectively), (B) that portion of the Merger Consideration to be received by each stockholder of the Company listed as a “Restricted Stock Holder” on Exhibit A hereto shall be reduced by the outstanding principal and accrued interest payable by such stockholder at Closing pursuant to the terms of such Restricted Stock Holder’s promissory notes in favor of the Company (collectively, the “Aggregate Promissory Note Proceeds”), and (C) the portion of the Merger Consideration to be received by each Stockholder who has, pursuant to a written agreement with Parent, transferred Rollover Shares to Parent, MergerCo, or any other wholly owned subsidiary of Parent immediately prior to the Effective Time shall be reduced by the portion of the Merger Consideration that would have been paid in respect of such Rollover Shares if such Rollover Shares had not been transferred to Parent, MergerCo, or any other wholly owned subsidiary of Parent (the amount aggregated for all such Stockholders, the “Rollover Share Value”).

(iii)                               At least five (5) Business Days prior to Closing, the Company’s Chief Executive Officer shall deliver to Parent and MergerCo a good faith estimate of the Company’s Net Working Capital as of immediately prior to the Closing (the “Estimated Net Working Capital”), together with supporting documentation for such estimate and any additional information reasonably requested by Parent or MergerCo.  An “Estimated Underage” will be deemed to exist (and will equal the amount by which) the Estimated Net Working Capital is less than the Base Amount.

(d)                                 All shares of Company Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (“Certificate”) previously evidencing such shares shall thereafter represent only the right to receive that portion of the Merger Consideration applicable to the shares underlying such Certificate, as set forth on Exhibit A hereto.  The holders of Certificates previously evidencing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive the applicable Merger Consideration in exchange for their shares of Company Stock.

Section 2.2.                                Company Stock Options and Related Matters.

(a)                                  Any option to purchase shares of Company Stock (collectively, the “Options”) that is outstanding and unvested immediately prior to the Effective Time shall (i) if granted under the Company’s Second Amended and Restated 1997 Stock Option and Grant Plan (the “Plan”), become fully vested and exercisable as of the Effective Time, if its terms so provide, and terminate as of the Effective Time in accordance with its terms and the Plan and (ii) if not granted under the Plan, terminate as of the Effective Time in accordance with its terms.  The Merger Consideration to be received for shares receivable upon exercise of Options as of the Effective Time (after the reduction described in Section 2.1(c)(ii)(A) above applicable to such Options) shall be treated as compensation by the Company and shall be net of any applicable federal, state or local withholding tax.

(b)                                 Parent and MergerCo acknowledge that all shares of Company Stock granted pursuant to restricted stock awards under the Plan that are unvested immediately prior to the approval of this Agreement by the Company’s stockholders and that are not repurchased by the Company pursuant to the terms of the applicable restricted stock award and the Plan, shall immediately vest and the restrictions associated therewith shall automatically be deemed waived as provided by the Plan.

Section 2.3.                                Payments at Closing for Indebtedness.

(a)                                  As of the Closing Date, Parent and MergerCo shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to repay all Indebtedness (the “Senior Indebtedness”) then outstanding under that certain Credit Agreement, dated as of July 20, 1999, by and among the Company, various lending institutions, Fleet National Bank, as administrative agent, and Fleet Securities, Inc., as lead arranger and book manager, as amended and restated as of June 13, 2003.  The Company, Parent and MergerCo will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any Encumbrances (as defined in Section 10.8) securing such Senior Indebtedness.

(b)                                 As of the Closing Date, Parent and MergerCo shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to repay all Indebtedness (the “Subordinated Indebtedness”) then outstanding under (i) that certain Senior Subordinated Loan Agreement, dated as of July 20, 1999, by and among the Company, various lending institutions and Gleacher Capital, LLC, as arranger, as amended, and (ii) that certain Amended and Restated Subordinated Promissory Note, dated as of July 29, 1999, made by the Company in favor of the Robert M. Sherman and Yvonne F. Sherman Inter-Vivos Trust U/T/A dated November 18, 1986.  The Company, Parent and MergerCo will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any Encumbrances securing such Subordinated Indebtedness.

Section 2.4.                                Payments at Closing for Expenses.  As of the Closing Date, Parent and MergerCo shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to pay all Company Expenses that have not been paid on or prior to the Closing Date.

Section 2.5.                                Working Capital Adjustment.

(a)                                  Within sixty (60) days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement of Net Working Capital as of immediately prior to the Closing (the “Closing Statement”).  The Stockholder

Representative shall have fifteen (15) days following its receipt of the Closing Statement (the “Review Period”) to review the same.  On or before the expiration of the Review Period, the Stockholder Representative shall deliver to Parent a written statement accepting or objecting to the calculation of Net Working Capital set forth on the Closing Statement.  In the event that the Stockholder Representative shall object to the Closing Statement, such statement shall include a detailed itemization of the Stockholder Representative’s objections and the reasons therefor.  If the Stockholder Representative does not deliver such statement to Parent within the Review Period, the Stockholder Representative shall be deemed to have accepted the Closing Statement.

(b)                                 In the event that the Stockholder Representative shall accept or shall be deemed to have accepted the Closing Statement as prepared and delivered by Parent, the Net Working Capital set forth on the Closing Statement shall constitute the “Final Net Working Capital” for purposes of determining any adjustment to the Merger Consideration.  In the event, however, that the Stockholder Representative shall object to the Closing Statement within the Review Period, Parent and the Stockholder Representative shall promptly meet and in good faith attempt to resolve such objections.  Any such objections which cannot be resolved between Parent and the Stockholder Representative within thirty (30) days following the Parent’s receipt of the Stockholder Representative’s statement of objections shall be resolved in accordance with Section 2.5(c).  The Net Working Capital set forth on the Closing Statement, as adjusted to reflect any adjustments agreed upon by the parties, as deemed accepted under Section 2.5(a) or as determined in accordance with Section 2.5(c), shall constitute the “Final Net Working Capital” for purposes of determining any adjustment to the Merger Consideration.

(c)                                  Should the Stockholder Representative and Parent not be able to resolve such objections as may be raised with respect to the Closing Statement, within the thirty (30) day period described in Section 2.5(b), either party may submit the matter to KPMG LLP (the “Arbitrator”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to make any calculations in accordance with generally accepted accounting principles and consistent with the Company’s historical practice.  The fees and costs of the Arbitrator, if one is required, shall be borne proportionally by the stockholders of the Company (and payable out of the Working Capital Escrow Amount (as defined in Section 2.6)) and Parent, on the basis, for each such party, of the ratio of the positive difference between the amount submitted by such party and the determination made by the Arbitrator to the difference between the amounts submitted by each party.

(d)                                 In the event that (i) the Final Net Working Capital is less than the Base Amount (the amount obtained by subtracting the Final Net Working Capital from the Base Amount being referred to herein as the “Net Working Capital Shortfall”) and (ii) the Net Working Capital Shortfall is greater than the Estimated Underage, within five (5) Business Days of the determination of the Final Net Working Capital, the Escrow Agent shall pay to Parent from the Working Capital Escrow Amount an amount equal to the difference obtained by subtracting (A) the Estimated Underage from (ii) the Net Working Capital Shortfall.  In the event that (i) the Final Net Working Capital is less than the Base

Amount and (ii) the Net Working Capital Shortfall is less than the Estimated Underage, within five (5) Business Days of the determination of the Final Net Working Capital, Parent shall pay the Exchange Agent an amount equal to the difference obtained by subtracting (A) the Net Working Capital Shortfall from (ii) the Estimated Underage.  In the event that the Final Net Working Capital equals or is greater than the Base Amount (the amount obtained by subtracting the Base Amount from the Final Net Working Capital being referred to herein as the “Net Working Capital Overage”), within five (5) Business Days of the determination of the Final Net Working Capital, the Parent shall pay to the Exchange Agent an amount equal to the sum of (x) the Net Working Capital Overage plus (y) the Estimated Underage, if any (as calculated, the “Aggregate Net Working Capital Overage”).

Section 2.6.                                Working Capital Escrow.  At the Effective Time, Parent shall pay to Mellon Trust of New England, N.A. (the “Escrow Agent”) an amount in cash equal to $2,500,000 (the “Working Capital Escrow Amount”) of the Merger Consideration.  The Working Capital Escrow Amount will be held by the Escrow Agent pending calculation of the Final Net Working Capital as set forth in Section 2.5.  Any portion of the Working Capital Escrow Amount remaining after calculation of the Final Net Working Capital pursuant to Section 2.5 and payments, if any, to Parent in accordance with Section 2.5 hereof, shall be paid by the Escrow Agent to the Exchange Agent (or to the Surviving Corporation if the Exchange Agent has distributed all remaining funds in accordance with Section 3.1(e)) and then by the Exchange Agent (or the Surviving Corporation if it has succeeded to the obligations of the Exchange Agent pursuant to Section 3.1(e)) to the holders of shares of Company Stock as provided in Section 3.1.  Pending such payments, the Exchange Agent shall, as directed by Parent, invest the Working Escrow Amount in short term obligations of, or obligations fully guaranteed by, the United States of America, or any agency of the United States.  Until distributed by the Escrow Agent, all amounts included in the Working Capital Escrow Amount shall be the property of Parent and Parent shall be entitled to receive interest or earnings thereon, if any.

ARTICLE III - PAYMENT FOR SHARES; DISSENTING SHARES

Section 3.1.                                Payment for Shares of Company Stock.

(a)                                  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company as shall be mutually acceptable to Parent and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Stock for exchange through the Exchange Agent, the aggregate Merger Consideration as provided pursuant to Section 2.1(c), less the Working Capital Escrow Amount, and less the Aggregate Option Proceeds, the Aggregate Warrant Proceeds, the Aggregate Promissory Note Proceeds, and the Rollover Share Value (each of which shall be treated as provided in Section 2.1(c)(ii)) (the “Exchange Fund”).

(b)                                 At the Effective Time, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (i) a form of letter of transmittal reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering the Certificates in exchange for the applicable Merger Consideration.

(c)                                  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, including any amounts that may be payable in accordance with the adjustments provided in Section 2.5, as calculated in accordance with Section 2.1(c), that such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.

(d)                                 Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing shares of Company Stock to be canceled in accordance with Section 2.1(b), Dissenting Shares (as defined in Section 3.2) and unvested shares of restricted Company Stock that are repurchased by the Company as of the Effective Date pursuant to the terms of the restricted stock agreements pertaining to such shares) shall represent solely the right to receive the Merger Consideration relating thereto.  If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Company Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Company Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(e)                                  Promptly following the date that is ninety (90) days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger, and the Exchange Agent’s duties shall terminate.  Thereafter, each holder of a Certificate formerly representing shares of Company Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto.

(f)                                    At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation of any shares of Company Stock that were outstanding immediately prior to the Effective Time.  On or after the Effective Time, any Certificates formerly representing shares of Company Stock presented to the Surviving Corporation or the Exchange Agent shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

(g)                                 None of Parent, the Surviving Corporation or the Exchange Agent or any of their respective Subsidiaries or affiliates shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)                                 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(i)                                     Parent and the Company shall cooperate to determine the amount of Tax required to be withheld with respect to any payments to be made pursuant to this Agreement that will be treated as compensation income to the recipient thereof for any relevant tax purposes, determined as if the Company was the payor of such amounts.  Parent shall withhold such amounts from the portion of the Merger Consideration otherwise due to the recipient with respect to which such withholding is required, and shall instead pay such amount to the Company for payment to the applicable Tax authority.  To the extent that Parent fails to withhold and pay to the Company any amounts provided for in this Section 3.1(i), then any Taxes, including any interest and penalties thereon, imposed or imposable upon the Company in respect of such amounts shall not be considered a liability of the Company for purposes of determining the Net Working Capital of the Company.  In addition, the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any holder of shares of Company Stock or Options such amounts as the Exchange Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of United States federal, state or local tax laws.  To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Options in respect of which such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Corporation.

Section 3.2.                                Appraisal Rights.

(a)                                  Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock (collectively, the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have not consented in the Written Consent (as defined in Section 7.1) in favor of the adoption and approval of this Agreement and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) will not be converted as described in Section 2.1, but will thereafter constitute only the right to receive payment of the fair value of such shares of Company Stock in accordance with the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest, in the manner provided in Section 2.1.  Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, if Parent, MergerCo or the Company abandon or are finally enjoined or prevented from carrying out, or the stockholders rescind their adoption and approval of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.  The Company shall give Parent and MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

(b)                                 Each dissenting stockholder who becomes entitled under the DGCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the DGCL), and such shares of Company Stock shall be canceled.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE
COMPANY

The Company hereby makes to Parent and MergerCo the representations and warranties contained in this Article IV.

Section 4.1.                                Existence; Good Standing; Authority.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted.  The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Schedule 4.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).  The copies of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and by-laws (the “By-laws”), each as amended to date and made available to Parent’s and MergerCo’s counsel, are complete and correct, and no amendments thereto are pending.  “Company Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and the Company’s Subsidiaries, taken as a whole, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof or (ii) changes in general economic or political conditions or the securities markets in the United States (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise after the date hereof.

(b)                                 The minute books of Company and its Subsidiaries previously made available to Parent and MergerCo are true, correct and complete in all material respects and accurately reflect all material corporate actions of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries, as applicable.  The stock certificate books of the Company and the Subsidiaries and stock transfer ledgers of the Company’s Subsidiaries previously made available to Parent and MergerCo are true, correct and complete.  All stock transfer taxes levied or payable with respect to all transfers of shares of the Company or any of its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps, if any, affixed.

(c)                                  The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and MergerCo, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2.                                Capitalization.  The authorized capital stock of the Company consists of (i) 1,742,449 shares of Class A Convertible Participating Preferred Stock, par value $0.01 per share, of which 1,742,449 shares are issued and outstanding; (ii) 679,072 shares of Class B Convertible Participating Preferred Stock, par value $0.01 per share, of which 679,072 shares are issued and outstanding; (iii) 63,942 shares of Class C Convertible Participating Preferred Stock, par value $0.01 per share, of which 60,254 shares are issued and outstanding; (iv) 697,000 shares of Class A Redeemable Preferred Stock, par value $0.01 per share, none of which is issued and outstanding; (v) 2,426,006 shares of Class B Redeemable Preferred Stock, par value $0.01 per share, none of which is issued and outstanding; (vi) 5,000,000 shares of Common Stock, par value $0.01 per share, of which 965,722 shares are issued and outstanding and (vii) 500,000 shares of Class A Common Stock, par value $0.01 per share, of which 27,000 shares are issued and outstanding.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable.  As of the date of this Agreement, except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.  Except as set forth on Schedule 4.2, there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares.  Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.

Section 4.3.                                Subsidiaries.

(a)                                  The Company’s Subsidiaries (as defined in Section 10.8) are listed on Schedule 4.3(a).  Except as set forth on Schedule 4.3(a), the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries. Except as set forth on Schedule 4.3(a), neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

(b)                                 Each of the Company’s Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and carry on its business as currently conducted.  Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation or limited liability company, as applicable, in each jurisdiction listed on Schedule 4.3(b) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The copies of the organizational documents of each such Subsidiary, in each case as amended to date and that have been made available to Parent’s and MergerCo’s counsel, are complete and correct, and no amendments thereto are pending.

Section 4.4.                                No Conflict; Consents.  Except as set forth on Schedule 4.4, the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its assets are bound, or any provision of the Certificate of Incorporation or By-laws; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company or any of its Subsidiaries or (iii) require from the Company or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) or other third party, except, in the case of (iii) above, where such violation, conflict, default, termination or failure to provide notice or to obtain consent or approval, as applicable, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.                                Financial Statements.

(a)                                  The Company has delivered to Parent and MergerCo the following financial statements, copies of which are attached hereto as Schedule 4.5(a) (collectively, the “Financial Statements”):

(i)                                     Audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2001, December 31, 2002 and December 31, 2003, and consolidated statements of income and retained earnings and consolidated statements of cash flows for each of the years then ended;

(ii)                                  An unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004 (the “Base Balance Sheet”); and

(iii)                               An unaudited consolidated statement of income of the Company and its Subsidiaries for the period ended March 31, 2004.

Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) and present fairly in all material respects the consolidated financial condition of the Company and consolidated results of the Company’s operations at and for the periods presented.

(b)                                 The pro forma adjustments to the Financial Statements previously provided to Parent and MergerCo and set forth on Schedule 4.5(b) are accurate and correct in all material respects, and made in good faith by the Company on the basis of actual information.

(c)                                  Neither the Company nor any Subsidiary has any Indebtedness, obligations or Liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet or the notes thereto, (ii) immaterial to the Company or any Subsidiary and incurred in the ordinary course of business since March 31, 2004, or (iii) set forth on Schedule 4.5(c).

Section 4.6.                                Absence of Certain Changes.  Except as set forth on Schedule 4.6, from the date of the Base Balance Sheet, (a) the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practices, (b) have not made or revoked any election concerning Taxes or Tax Returns, changed any of their accounting or Tax reporting principles, methods or policies, settled or compromised any Tax claim, action, suit, litigation proceeding, arbitration, investigation, audit or controversy, or surrendered any right to claim a refund of Taxes, and (c) there has been no change in the condition, assets or business of the Company or its Subsidiaries, except in the case of (b) or (c) such changes have not had or would not be reasonably expected to have a Company Material Adverse Effect.

Section 4.7.                                Litigation.  Except as set forth on Schedule 4.7 or as would not be reasonably likely to result in losses to the Company or any of its Subsidiaries of $50,000, there is no civil, criminal or administrative litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries.

Section 4.8.                                Taxes.

(a)                                  Except as set forth on Schedule 4.8:

(i)                                     The Company and its Subsidiaries have timely filed or been included in all income and other material Tax Returns (as defined below) required to be filed by them or in which they are or were to be included with respect to Taxes (as defined below), taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries, and such Tax Returns are correct in all material respects;

(ii)                                  The Company and its Subsidiaries have timely paid or caused to be paid all Taxes shown on such Tax Returns and all other material Taxes (whether or not required to be shown on any Tax Return) or have made full provision for all Taxes owed or accrued by the Company and its Subsidiaries;

(iii)                               Neither the United States Internal Revenue Service (the “IRS”) nor any other Governmental Authority is asserting by written notice to the Company or any of its Subsidiaries or, to the Company’s knowledge, threatening to assert against the Company or its Subsidiaries, any deficiency or claim for any amount of additional Taxes, and all deficiencies asserted as a result of any examinations by any taxing authority of the Tax Returns of the Company or any of its Subsidiaries have been fully paid;

(iv)                              No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings, and no issue has been raised by a governmental authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period;

(v)                                 The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over under all applicable laws;

(vi)                              Neither the Company nor any of its Subsidiaries has requested any extension of time for the assessment or collection of Taxes, which Taxes have not since been paid;

(vii)                           There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent or its Affiliates (including the Company and the Surviving Corporation) by reason of Section 280G of the Code or give rise to any Tax under Section 4999 of the Code;

(viii)                        The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code;

(ix)                                There are no Encumbrances as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary, except for Encumbrances for current Taxes not yet due and payable;

(x)                                   None of the Company or its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(xi)                                Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group (other than a group of which the Company is the common parent), or has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by contract or otherwise; and

(xii)                             Neither the Company nor any of its Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(b)                                 For the purposes of this Agreement:

(i)                                     “Taxes” shall mean any and all taxes (including estimated taxes), charges, fees, levies or other assessments, imposed by the IRS or any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and any liability in respect of the foregoing payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and

(ii)                                  “Tax Returns” shall mean any report, return, document or other filing (including any declaration of estimated tax, and any consolidated,

combined or unitary tax return) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

Section 4.9.                                Employee Benefit Plans.

(a)                                  Schedule 4.9(a) sets forth: (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit arrangements or material payroll practices maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute thereunder on behalf of current or former employees or directors of the Company or any of its Subsidiaries for which there can be any current or future liability (the “Company Plans”).  Neither the Company, any of its Subsidiaries nor any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) sponsors, maintains or contributes to (or is obligated to contribute to) any “employee pension plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (the “Title IV Plans”) or any “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), nor is any Company Plan subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).  None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary.

(b)                                 True, correct and complete copies of the following documents, with respect to each of the Company Plans have been made available or delivered to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written descriptions of all non-written agreements relating to the Company Plans.

(c)                                  The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code (including rules and regulations thereunder) and other federal and state laws and regulations.  The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, to the knowledge of the Company, nothing has occurred with respect to the operation of the Company Plans which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d)                                 All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Financial Statements on or prior to the Closing Date.

(e)                                  Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate or any organization to which any of them is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(f)                                    There are no pending actions, claims or lawsuits which have been instituted or, to the knowledge of the Company, claims asserted, in each case against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

(g)                                 All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(h)                                 Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

Section 4.10.                         Real and Personal Property.

(a)                                  Schedule 4.10(a) sets forth a complete and accurate list and description of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”).  All leases relating to Leased Real Property are identified on Schedule 4.10(a) (the “Leases”) and true and complete copies thereof have been delivered to MergerCo.  Except as set forth on Schedule 4.10(a) or as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and marketable title to all of the Owned Real Property.  With respect to each Lease listed on Schedule 4.10(a), except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     the Company or a Subsidiary of the Company, as applicable, have valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii)                                  each of said Leases has been duly authorized and executed by the Company or such Subsidiary, as applicable, and is in full force and effect; and

(iii)                               neither the Company nor such Subsidiary is in material default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary, as applicable.

(b)                                 Except as set forth on Schedule 4.10(b) or as specifically disclosed in the Base Balance Sheet, the Company and each of its Subsidiaries have good title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, except for (i) assets which have been disposed of since the date of the Base Balance Sheet in the ordinary course of business, (ii) Encumbrances reflected in the Base Balance Sheet, (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby or which would not otherwise be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) Encumbrances for current Taxes not yet due and payable.

Section 4.11.                         Labor and Employment Matters.

(a)                                  Except as set forth on Schedule 4.11(a), or as otherwise would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, as of the date hereof, and, for the past three years, have been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  There has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local “mass layoff” or “plant closing” law with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

(b)                                 Except as set forth on Schedule 4.11(b), neither the Company nor any Subsidiary of the Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Except as set forth on Schedule 4.11(b), neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there any pending or, to the

Company’s knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary of the Company.

Section 4.12.                         Contracts and Commitments.

(a)                                  Schedule 4.12 sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (together with the Intellectual Property Licenses, the “Material Contracts”):

(i)                                     any partnership agreements or joint venture Contract which requires a payment, or delivery of assets or services, in excess of $100,000 per year;

(ii)                                  any employment, severance or consulting Contract with any director, officer or employee requiring an annual payment of cash compensation in excess of $100,000, or any severance, retention, change in control or similar plans or agreements;

(iii)                               any Contracts with another Person (as defined in Section 10.8) limiting or restricting the ability of the Company or any Subsidiary of the Company to enter into or engage in any market or line of business, or any Contracts requiring exclusivity;

(iv)                              Contracts with any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries;

(v)                                 Contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets;

(vi)                              Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the assets or capital stock of any other Person;

(vii)                           Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Encumbrance on any of its assets;

(viii)                        Contracts under which the Company or any of its Subsidiaries has made advances or loans to any other Person (which shall not include advances made to an employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(ix)                                Outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company or any of its Subsidiaries; or

(x)                                   any other material agreement (or group of related agreements) the performance of which requires aggregate payments to or from the

Company in excess of $100,000, other than agreements entered into in the ordinary course of business.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto.  The Company has delivered or otherwise made available to Parent and MergerCo true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

Section 4.13.                         Intellectual Property.

(a)                                  Schedule 4.13(a) sets forth an accurate and complete list of all Patents (as defined in Section 10.8), registered Marks (as defined in Section 10.8), pending applications for registrations of any Marks and unregistered Marks, registered Copyrights (as defined in Section 10.8), and pending applications for registration of Copyrights, owned or filed by Company and used in connection with the business of the Company and its Subsidiaries as currently conducted.

(b)                                 Except as set forth on Schedule 4.13(b), the Company or a Subsidiary of the Company is the owner of, or has the right to use all Intellectual Property (as defined in Section 10.8) as is necessary in connection with the business of the Company and its Subsidiaries as currently conducted taken as a whole, free and clear of all Encumbrances, except where the failure to own or have the right to use such Intellectual Property Rights (as defined in Section 10.8) would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The Company and its Subsidiaries have taken all reasonable steps to protect the Company’s and its Subsidiaries’ rights in and to the Intellectual Property and to prevent unauthorized use thereof by any Person, including, but not limited to ensuring that each employee, consultant and independent contractor of the Company and its Subsidiaries who has contributed to the development of any such Intellectual Property has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary.

(d)                                 To the Company’s knowledge, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or its Subsidiaries does not constitute an unauthorized use or misappropriation of any patent, copyright, trade mark, trade secret or other intellectual property right of any Person and does not infringe, constitute an unauthorized use of, or violate any other right of any Person

(including pursuant to any non-disclosure agreements or obligations to which Company or its Subsidiaries or any of their present or former employees or consultants is a party).

(e)                                  Except as may be set forth in Schedule 4.13(e) and as of the date of this Agreement, neither the Company nor its Subsidiaries have been a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property, nor, to the Company’s knowledge, are there any facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company and its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property.

(f)                                    Schedule 4.13(f) sets forth a complete and accurate list of all licenses, sublicenses and other agreements to which the Company and/or its Subsidiaries are a party (i) granting any other Person the right to use the Intellectual Property, or (ii) pursuant to which Company or its Subsidiaries are authorized to use any third party Intellectual Property, which are incorporated in, are, or form a part of any product manufactured, distributed, or sold by the Company or any Subsidiary or which are otherwise used (or currently proposed to be used) by Company or its Subsidiaries in the business of Company as currently conducted, other than commercial off-the-shelf software (“Intellectual Property Licenses”).

Section 4.14.                         Environmental Matters.

(a)                                  Except as disclosed on Schedule 4.14, and except for such noncompliance as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and for the past five (5) years have been, in compliance with Environmental Laws (as defined below); (ii) have obtained or filed all permits required to be obtained or filed under Environmental Laws necessary for the construction, ownership, operation and transfer of each Company and Subsidiary (“Environmental Permits”), all such Environmental Permits are duly issued and are in full force and effect, and no material Environmental Permits contain any terms or conditions with which each Company and Subsidiary is not, or does not expect to remain, in compliance; (iii) neither the Company nor any Subsidiary knows of any facts or circumstances that may prevent or substantially increase the cost of compliance by each Company and Subsidiary with Environmental Permits or Environmental Law or that would prevent or delay the Closing; (iv) to the knowledge of the Company, no Company or Subsidiary is the subject of any threatened judicial or administrative proceeding, order, judgment, decree or settlement or is the subject of any on-going or, to the knowledge of the Company, threatened claim by, notice of violation from, investigation by, order from or agreement with any Person relating to any Environmental Law or any Release (as defined below); (v) no Company or Subsidiary owns or operates, nor to knowledge of the Company, have any of them formerly owned or operated, any site that, nor has any Company or Subsidiary sent wastes to, a site that, pursuant to any Environmental Law, has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar list of sites with suspected or confirmed environmental problems; and (vi) the Company has made available to Parent and MergerCo copies of all material environmental or health and safety related assessments, studies, reports, analyses, regulatory inspection reports, correspondence with regulatory authorities and results of investigations or Releases involving each Company and Subsidiary that are in the possession, custody or control of any Company or Subsidiary.

(b)                                 For purposes of this Section 4.14, the terms below have the following meanings:

(i)                                     “Environmental Laws” means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local statutes.

(ii)                                  “Hazardous Substance” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Law, including any material or substance that is (A) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (B) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

(iii)                               “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property.

Section 4.15.                         Inventories.  The inventories of the Company and its Subsidiaries are in good and marketable condition, and are saleable in the ordinary course of business in each case, except to the extent not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The inventories of the Company and its Subsidiaries set forth in the Base Balance Sheet were properly stated therein in accordance with GAAP consistently applied.  Adequate reserves have been reflected in the Base Balance Sheet for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

Section 4.16.                         Accounts Receivable.  All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms except to the extent not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s knowledge, all such accounts and notes receivable of the Company and its Subsidiaries are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  None of the accounts or the notes receivable of the Company and its Subsidiaries (i) is subject to any setoffs or counterclaims or (ii) represents obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

Section 4.17.                         Related Party Transactions.  Except as set forth in Schedule 4.17, none of the senior management of the Company listed in Schedule 4.24or any director, officer, partner, stockholder or Affiliate of the Company or any of its Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

Section 4.18.                         Customers and Suppliers.

(a)                                  Schedule 4.18 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal year ended December 31, 2003, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b)                                 Since the date of the Base Balance Sheet (i) no customer or supplier listed on Schedule 4.18 (A) has terminated its relationship with the Company or any of its Subsidiaries or (B) has, in the aggregate, materially and adversely reduced or changed the pricing or other terms of its business with the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, no customer or supplier listed on Schedule 4.18 has notified the Company or its Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, no other customer or supplier of the Company or any of its Subsidiaries has terminated its relationship with the Company or any of its Subsidiaries (and any of the foregoing events with respect to any customer shall be referred to herein as a “Customer Change Event”).

Section 4.19.                         Insurance.  Schedule 4.19 sets forth a summary of the material insurance policies held by, or for the benefit of, the Company and its Subsidiaries as of the date of this Agreement, including the underwriter of such policies and the amount of coverage thereunder.

Section 4.20.                         No Brokers.  Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained J.P. Morgan Securities, Inc. as its financial advisor in connection with the Merger.

Section 4.21.                         Compliance with Laws; Permits.

(a)                                  To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is in default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to the Company or such Subsidiary or by which any property or asset of the Company or its Subsidiaries is bound, except for any such conflicts, defaults or violations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Schedule 4.21(b) contains a list of all material Permits (as defined in Section 10.8) which are required for the operation of the business of the Company and its Subsidiaries as presently conducted and as presently intended to be conducted.  The Company and its Subsidiaries currently have all material Permits which are required for the operation of their respective businesses as presently conducted.  None of the Company or any of its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation.

Section 4.22.                         Product Warranty.  Schedule 4.22 contains the standard product warranties used in commerce by the Company and its Subsidiaries since January 1, 2000.  To the knowledge of the Company’s, since January 1, 2000, no product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary has been subject to any product warranty beyond the applicable standard product warranties which are set forth in Schedule 4.22, except for any product warranty the compliance with which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Schedule 4.22 sets forth the aggregate expenses incurred by the Company and its Subsidiaries in fulfilling their product warranty obligations during each year since December 31, 2000.  The Company has no reason to believe that warranty expense as a percentage of sales will increase materially in the future.

Section 4.23.                         Product Compliance.   Schedule 4.23 identifies each product recall (whether voluntary or compulsory), and the circumstances surrounding each recall, involving any products of the Company or any of its Subsidiaries since January 1, 2000. No product manufactured, sold, leased, licensed or delivered by the Company or the Subsidiary is subject to a recall required by any Governmental Authority and neither the Company nor the Subsidiary has any plans to initiate a voluntary product recall.  To the Company’s knowledge, each type of product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary conforms with all applicable laws (including rules and regulations thereunder) currently in effect of any federal, state, local government of the United States, or any Governmental Authority, and with the applicable requirements of industry standard organizations, except where the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect.  The Company has complied with all applicable rules, regulations and reporting requirements currently in effect of the United States Food and Drug Administration and the United States Environmental Protection Agency, except where the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.24.                         Knowledge.  Whenever a representation or warranty made by the Company herein refers to the knowledge of the Company, such knowledge shall include the actual knowledge, and the knowledge after due inquiry (including review of written records that such individual should reasonably look at in the course of a due inquiry into the relevant matter), of the senior management of the Company listed on Schedule 4.24.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGERCO

Parent and MergerCo hereby jointly and severally make to the Company the representations and warranties contained in this Article V.

Section 5.1.                                Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted.  Each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction set forth on Schedule 5.1 and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  “Parent Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise after the date hereof) of the Parent and MergerCo, taken as a whole, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof or (ii) changes in general economic or political conditions or the securities markets in the United States (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise after the date hereof).

Section 5.2.                                Authorization; Validity of Agreement; Necessary Action.  Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the board of directors of Parent and the board of directors of MergerCo and by the stockholders of MergerCo, and, except as set forth on Schedule 5.2, no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

Section 5.3.                                No Conflict; Consents.  Except as set forth on Schedule 5.3, the execution and delivery by Parent and MergerCo of this Agreement, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or MergerCo is a party or by which its assets are bound, or any provision of the organizational documents of Parent or any of its Subsidiaries; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Parent or MergerCo or (iii) require from Parent or MergerCo any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party, except, in each case, where such violation, conflict, default, termination or failure to provide notice or to obtain consent or approval, as applicable, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4.                                Required Financing.  Parent and MergerCo have obtained financing (the “Acquisition Financing”) commitment letters, attached hereto as Schedule 5.4 (the “Commitment Letters”), which, together with equity arrangements pursuant to the equity commitment letter attached hereto as Schedule 5.4, are sufficient to fund the Exchange Fund on the terms and conditions contemplated by this Agreement and to consummate the Merger, and has sufficient funds to perform its obligations and the obligations of the Surviving Corporation under Article II of this Agreement (assuming such financing arrangements are funded in full). The Commitment Letters are in full force and effect and have not been rescinded or amended in a manner which would materially impair the ability of Parent or MergerCo to perform their obligations hereunder.

Section 5.5.                                Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerCo or any of Parent’s other Subsidiaries.

Section 5.6.                                Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the senior management of Parent, threatened against Parent or

MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.

Section 5.7.                                Inspection; No Other Representations.  Each of Parent and MergerCo is an informed and sophisticated entity, and has engaged advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder.  Each of Parent and MergerCo has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Parent and MergerCo have received all materials relating to the business of the Company and its Subsidiaries that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby.  Each of Parent and MergerCo acknowledges that the Company has given such person complete and open access to the key employees, documents and facilities of the Company and its Subsidiaries.  The Company and its representatives have answered to Parent’s and MergerCo’s satisfaction all inquiries that Parent, MergerCo or their representatives have made concerning the business of the Company and its Subsidiaries or otherwise relating to the transactions contemplated hereby.  Without limiting the generality of the foregoing, each of Parent and MergerCo acknowledges that the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or MergerCo of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent or MergerCo or their counsel, accountants or advisors with respect to the Company its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement.  Notwithstanding anything else herein to the contrary, this Section 5.7 shall not negate or otherwise vitiate or affect any of the representations and warranties made by the Company in Article IV.

ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1.                                Conduct of Business Prior to Closing.

(a)                                  The Company agrees that, between the date hereof and the Effective Time, it shall use its reasonable best efforts to operate and to cause its Subsidiaries to operate their respective businesses in the ordinary course of business, consistent with past practices, except as described in Schedule 6.1 or as otherwise expressly contemplated by this Agreement.  In furtherance of the foregoing, without the consent of Parent or MergerCo, the Company will not and will cause its Subsidiaries not to:

(i)                                     change or introduce any method of management or operations except in the ordinary course of business and consistent with prior practices;

(ii)                                  authorize for issuance, issue, transfer or sell or agree or commit to issue, transfer or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents of the Company or any of its Subsidiaries (including, without limitation, stock appreciation rights) (other than the issuance of shares of Company Stock upon the exercise of Options or warrants outstanding on the date of this Agreement in accordance with their present terms);

(iii)                               make any change to the Company’s Certificate of Incorporation or By-laws or the organizational documents of its Subsidiaries, or change the authorized capital stock or equity interests of the Company or any Subsidiary;

(iv)                              (a) prepay any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (b) incur or assume any Indebtedness, except in the ordinary course of business consistent with past practice, (c) modify, amend or terminate any of its Material Contracts or Company Plans except as specifically provided in this Agreement or (d) waive, release or assign any material rights or claims, or cancel or compromise any debt;

(v)                                 materially change accounting policies or procedures, except as required by law or by GAAP;

(vi)                              materially increase the rates of any compensation or benefits payable or to become payable to any employee of the Company or any Subsidiary, other than normal merit increases consistent with past practice, or enter into any written employment, deferred compensation, severance, consulting, non-competition or similar agreement (or materially amend any such agreement);

(vii)                           increase, accelerate or otherwise modify the benefits, rights or accruals under the plans set forth on Schedule 7.8(d), other than normal accruals in accordance with the terms thereof;

(viii)                        make any material acquisition or capital expenditure other than (i) the acquisitions described in Schedule 6.1 or (ii) as reserved against in the Company’s annual budget;

(ix)                                declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(x)                                   subject to any Encumbrance or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries;

(xi)                                make or revoke any election concerning Taxes or Tax Returns, change its Tax reporting principles, methods or policies, settle or compromise any Tax claim, action, suit, litigation proceeding, arbitration, investigation, audit or controversy, or surrender any right to claim a refund of Taxes;

(xii)                             enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area;

(xiii)                          enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

(xiv)                         fail to collect or delay the collection of any accounts or notes receivable or fail to pay any accounts payable when due, except, in each case, in the ordinary course of business consistent with past practice; or

(xv)                            manage the Company’s working capital other than in the ordinary course of business consistent with past practice.

Notwithstanding the foregoing, prior to the Closing the Company shall be permitted to pay down existing indebtednesses.

(b)                                 Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent or MergerCo, the Company will:

(i)                                     maintain (A) all of the assets and properties of the Company and its Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(ii)                                  (A) maintain the books, accounts and records of the Company and its Subsidiaries in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, (C) continue to make all scheduled capital expenditures materially in accordance with the budget previously provided to Parent and set forth on Schedule 6.1, and (D) comply with all contractual and other obligations applicable to the operation of the Company and its Subsidiaries;

(iii)                               deliver to Parent a copy of a monthly balance sheet and income statement of the Company and its Subsidiaries for each month from the date hereof to the Closing Date, not later thirty (30) days following the end of month reflected in each such statement;

(iv)                              comply in all material respects with all applicable laws; and

(v)                                 not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

ARTICLE VII - ADDITIONAL AGREEMENTS

Section 7.1.                                Stockholders Consent.

(a)                                  The Company, acting through the Company Board immediately following the execution of this Agreement by the Company, shall request, in accordance with applicable law, that following the execution of this Agreement the Company’s stockholders approve this Agreement by written consent, as permitted by the By-laws (the “Written Consent”) and take all actions reasonably necessary to approve the performance of the Company’s obligations hereunder, including without limitation the Merger.

(b)                                 Parent and MergerCo shall provide to the Company any information for inclusion in preparation for the Written Consent that may be required under applicable law and that is reasonably requested by the Company.

Section 7.2.                                Access to Information.

(a)                                  Without undue disruption of its business, between the date of this Agreement and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of the Company’s and Subsidiaries’ officers, employees and agents to, give Parent and MergerCo and their representatives reasonable access upon reasonable notice and during times mutually convenient to Parent and MergerCo and senior management of the Company to the facilities, properties, employees, books and records and other materials of or prepared for the Company and its Subsidiaries as from time to time may be reasonably requested.

(b)                                 Any such investigation by Parent or MergerCo shall not unreasonably interfere with any of the businesses or operations of the Company and its Subsidiaries.  Neither Parent nor MergerCo shall, prior to the Closing Date, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld.  All requests by Parent or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.  Neither Parent nor MergerCo shall be permitted to conduct any invasive tests on any Owned Real Property or Leased Real Property without the prior written consent of the Company; provided that the Company will permit and will assist representatives of Parent and MergerCo in performing Phase I environmental assessments on such properties and facilities.

(c)                                  Without limiting the generality of Sections 7.2(a) and (b), prior to the Effective Time, the Company shall deliver to Parent the following financial statements (the “Pre-Closing Financial Statements”):

(i)                                     As soon as practicable after the last day of each of the first two months of each fiscal quarter of the Company, but in any event within ten (10) Business Days, a good faith estimated, and within twenty (20) Business Days a final, unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income, cash flow and stockholders’ equity for such monthly period, in each case prepared by the Company and, in the case of the final statements, certified by the Company’s Chief Financial Officer; and

(ii)                                  As soon as practicable after the end of each fiscal quarter of the Company, but in any event within ten (10) Business Days, a good faith estimated, and within twenty (20) Business Days a final, unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flow and stockholders’ equity for such quarterly period, in each case prepared by the Company and, in the case of the final statements, certified by the Company’s Chief Financial Officer.

The Pre-Closing Financial Statements shall be prepared in accordance with the books and records of the Company and its Subsidiaries and fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods indicated, and shall be prepared in accordance with GAAP, except for the absence of complete footnote disclosure as required by GAAP, and subject to changes resulting from normal year-end audit adjustments, which adjustments shall not in any event result in a material adverse change to the Company’s or any of its Subsidiaries’ assets, liabilities, revenues or expenses.  The Pre-Closing Financial Statements shall reflect the consistent application of GAAP throughout the periods involved.

Section 7.3.                                Confidentiality.  The parties shall adhere to the terms and conditions of that certain confidentiality agreement dated March 18, 2004 by and between the Company and Parent (the “Confidentiality Agreement”).

Section 7.4.                                Regulatory and Other Authorizations; Consents.

(a)                                  The Company, Parent and MergerCo shall use their reasonable best efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.  If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976,

as amended, and the rules and regulations thereunder (the “HSR Act”) and if the appropriate filing of a Pre-Merger Notification and Report Form pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof.  Parent or MergerCo shall pay all filing fees in connection with any such filings that must be made by any of the parties under the HSR Act.  Each of Parent and MergerCo hereby covenants and agrees to use its best efforts to secure termination of any waiting periods under the HSR Act or any other applicable law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Authority, as applicable, for the Merger and the other transactions contemplated hereby, including, without limitation, promptly entering into a consent decree or other arrangement with the FTC, DOJ or other Governmental Authority as may be necessary to secure termination of such waiting periods or obtain such approval or promptly offering to sell any of its assets or business as may be necessary to secure such termination.  The parties will cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding party and its advisors prior to filing or responding and to provide each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.

(b)                                 The Company shall use commercially reasonable best efforts to obtain, and each of Parent and MergerCo shall use its commercially reasonable best efforts to assist the Company in obtaining, the consents of third parties listed in Schedule 4.4, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto) and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

Section 7.5.                                Press Releases.  The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement (including the terms hereof and parties hereto, and including all schedules and exhibits) and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or regulation or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 7.6.                                No Solicitations.

(a)                                  The Company will not, and will not permit any of its Subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of the Company or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

(b)                                 The Company shall, and shall cause its Subsidiaries’ and their representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent and MergerCo) conducted heretofore with respect to any of the foregoing.  The Company agrees not to (and to cause its Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party.

Section 7.7.                                Officers’ and Directors’ Indemnification.

(a)                                  Parent and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and its Subsidiaries provided for in the respective charters or by-laws or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.  From and after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more of its Subsidiaries and such officers and directors and listed in Schedule 7.7(a).

(b)                                 At the Effective Time, the Surviving Corporation shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 250% of the annual premiums paid by the Company and its Subsidiaries immediately prior to the Closing.  In the event that the cost for such coverage exceeds 250% of the annual premiums paid by the Company and its Subsidiaries immediately prior to the Closing, the Surviving Corporation may enter into any agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c)                                  The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.7 applies without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7 and shall be entitled to enforce the covenants contained herein).

(d)                                 In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.7.

(e)                                  The Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent and MergerCo the resignations of such persons as Parent or MergerCo shall request from their positions as officers or directors of the Company or any of its Subsidiaries.

Section 7.8.                                Employee Benefit Arrangements.

(a)                                  Parent and MergerCo shall ensure that, except as set forth in Schedule 7.8(a), all persons who were employed by the Company and its Subsidiaries immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the “Company Employees”), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay.  Neither Parent nor MergerCo shall, at any time prior to 180 days after the Closing Date, effectuate a “mass layoff” as that term is defined in WARN, or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or its Subsidiaries without complying fully with the requirements of WARN or such applicable state law.  Notwithstanding the above, nothing in this Agreement shall confer upon any Company Employee any right to continued employment with the Surviving Corporation, Parent, MergerCo, the Company or any Subsidiary following the Closing Date, nor shall anything herein interfere with the right of the Surviving Corporation, Parent, MergerCo, the Company or any Subsidiary to terminate the employment of any Company Employee at any time, with or without cause.

(b)                                 Each of Parent and MergerCo acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Company Plans.  From and after the Closing, as applicable, (i) Parent, MergerCo and the Company will honor in accordance with their terms all cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements, change-of-control agreements and severance agreements or plans listed in Schedule 7.8(b) between the Company and its Subsidiaries and any officer, director or employee of the Company or such Subsidiary in effect prior to the Closing Date, including without limitation the Company’s Sale and Employee Retention Program attached to Schedule 7.8(b) and (ii) the Company will honor the severance obligations, when and if triggered, set forth in Schedule 7.8(b).

(c)                                  For a period of six (6) months following the Effective Time (the “Transition Period”), Parent shall cause, and cause the Surviving Corporation to, provide the Company Employees with employee benefit plans, programs and arrangements (other than non-qualified deferred compensation plans and stock option, restricted stock and other equity-based plans) which are substantially comparable in the aggregate to those employee benefit plans, programs and arrangements (other than non-qualified deferred compensation plans and stock option, restricted stock and other equity-based plans) maintained by the Company and its Subsidiaries as of the date hereof.  Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Subsidiaries of the Company attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation, but excluding benefit accruals under any pension plan (whether or not qualified).  Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation not to, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Subsidiaries’ health plans attributable to the calendar year in which the closing occurs shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation for such calendar year.  Parent shall, and shall cause the Surviving Corporation, to make appropriate arrangements with its insurance carrier(s) to ensure such results.

(d)                                 After the Closing, Parent shall cause the Surviving Corporation to honor all obligations that accrued prior to the Effective Time, and determinations or commitments that were made prior to the Effective Time, and which are set forth on Schedule 7.8(d), by the Company or the Company’s compensation committee with regard to the Company’s management incentive plan for the 2004 fiscal year, in each case under the Company’s deferred compensation plans, management incentive plans and long range incentive plans in effect as of the date hereof and which are listed on Schedule 7.8(d).  Except as is otherwise required by the existing terms of the written employment and severance agreements to which the Company is presently a party and that are listed in Schedule 7.8(d), future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent.

Section 7.9.                                Conveyance Taxes; Costs.  Parent shall be liable for and shall hold the Company harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar taxes that become payable in connection with the Merger and other transactions contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and as shall permit any refund of any such tax before or after the Closing Date.

Section 7.10.                         Books and Records; Insurance.  Parent and MergerCo shall, and shall cause the Surviving Corporation and each Subsidiary to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the stockholders of the Company as of immediately prior to the Effective Time or any of the representatives of such stockholders at the expense of such stockholders during the normal business hours of Parent, MergerCo, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice.  No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Parent, MergerCo or the Surviving Corporation, without first providing written notice to the Major Stockholders, and giving such persons, at their option and expense, on behalf of the stockholders of the Company as of immediately prior to the Effective Time, thirty (30) days from the date of such notice to take possession of such books, records or documents.  If possession is not taken by such persons after such thirty (30) day period, Parent, MergerCo or the Surviving Corporation may destroy such books, records and documents.

Section 7.11.                         Further Action.  Each of the parties hereto shall use its respective commercially reasonable efforts to (a) take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations, including, but not limited to, the Company’s obligation to obtain all applicable third party consents, to consummate the transactions contemplated by this Agreement.

Section 7.12.                         Actions with Respect to Financing.

(a)                                  Parent and MergerCo will perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters for the

Acquisition Financing in connection with the transactions contemplated hereby, will use reasonable commercial efforts to maintain the same in full force and effect, and will not amend, terminate or waive any provisions under such Commitment Letters in a manner that would materially affect the Parent’s ability to consummate the transactions contemplated hereby without the prior written consent of the Company.  Parent will from time to time provide such information as the Company may reasonably request regarding the status of such Acquisition Financing and related negotiations.  The Company agrees to comply with any reasonable request made by Parent for the Company to provide information or take any action in connection with the Acquisition Financing.

(b)                                 Parent will provide prompt written notice to the Company following its receipt of notification by any financing source under the Commitment Letters or in connection with any substitute debt or other financing of such source’s refusal or intended refusal to provide the financing described in the applicable Commitment Letters and, in each case, the stated reasons therefor (if any).  In any such event, the Parent will use reasonable commercial efforts to arrange substitute financing for such financing as promptly as practicable.

Section 7.13.                         Advice of Changes.  The Company and Parent shall promptly advise the other party in writing of (i) any written notice from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement or regarding any violation, or alleged violation of law, (iii) the occurrence or non-occurrence of any fact or event which would reasonably likely (A) cause any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (B) to cause any covenant, condition or agreement hereunder to not to be complied with or satisfied in all material respects, (iv) the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, or (v) any Customer Change Event.  To the extent any event occurs or situation arises which results or is reasonably likely to result in a breach of a representation, warranty or covenant by any party under this Agreement, such party shall use its commercially reasonable efforts to cure such breach prior to the Closing Date.

ARTICLE VIII - CONDITIONS TO THE MERGER

Section 8.1.                                Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)                                  Stockholder Approval.  This Agreement shall have been adopted and approved by the affirmative vote of the stockholders of the Company as required by the DGCL, the Certificate of Incorporation and the By-Laws.

(b)                                 Hart-Scott-Rodino Act.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)                                  No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

Section 8.2.                                Additional Conditions to Obligations of Parent and MergerCo.  The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case both as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be true and correct only as of such date), except (i) for such inaccuracies with respect to any representations or warranties other than contained in Section 4.18 that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) with respect to Section 4.18, for such inaccuracies that do not constitute a Material Adverse Customer Change Event; provided, however, that solely for purposes of determining the satisfaction of the condition in this Section 8.2(a) no effect shall be given to any qualification in such representations and warranties relating to materiality or a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

(b)                                 Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Major Shareholders shall have executed and performed the transactions set forth in the Selling Shareholders Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

(c)                                  Secretary’s Certificate.  The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to

(i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and By-laws, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the votes of the Company Board authorizing and approving the applicable matters contemplated hereunder.

(d)                                 Financing.  Parent and MergerCo shall have received the funds contemplated by the Commitment Letters.

(e)                                  Legal Opinion.  Purchaser shall have received an opinion of Goodwin Procter LLP, counsel to the Company, in form and substance attached hereto as Exhibit B.

(f)                                    Third Party Consents.  All consents or approvals of all Persons, other than Governmental Authorities, (i) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) required so that Parent and MergerCo or any of their Affiliates are not restricted from engaging in any business or activity in, or relating to, the business of the Company and set forth in Schedule 8.2(f) shall have been obtained and shall be in full force and effect.

(g)                                 Terminated Contracts.  The Company shall have terminated all contracts set forth on Schedule 8.2(g) (“Affiliate Contracts”) and all amounts or obligations due or owing under such Affiliate Contracts will have been fully discharged and released.

(h)                                 Releases.  The Company shall have obtained releases from the Major Stockholders in substantially the form attached hereto as Exhibit C1 and J.P. Morgan in substantially the form attached hereto as Exhibit C2.

(i)                                     Stockholder Dissent.  Holders of not more than ten percent (10%) of the shares of the Company’s capital stock eligible to vote on the Merger shall have exercised and perfected appraisal rights in accordance with Section 262 of the DGCL.

(j)                                     FIRPTA Certificate.  The Company shall have delivered a certificate meeting the requirements of Treasury Regulation 1.1445-2(c)(3) and shall have delivered proper notice to the U.S. Internal Revenue Service of the issuance of such certificates to its stockholders pursuant to Treasury Regulation Section 1.897-2(h)(2).

Section 8.3.                                Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct, in each case both as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be true and correct only as of such date), except for such inaccuracies that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that solely for purposes of determining the satisfaction of the condition in this Section 8.3(a) no effect shall be given to any qualification in such representations and warranties relating to materiality or a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer or Chief Financial Officer of the Parent, dated the Closing Date, to the foregoing effect.

(b)                                 Performance of Obligations of Parent and MergerCo.  Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

Section 9.1.                                Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a)                                  by the mutual written consent of Parent, MergerCo and the Company;

(b)                                 by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

(i)                                     if the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain required approval with the Written Consent; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if it has not complied with Section 7.1(a) hereof or is otherwise in breach of this Agreement;

(ii)                                  if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

(iii)                               if the consummation of the Merger shall not have occurred on or before August 16, 2004; provided, however, that in the event that the waiting period under the HSR Act shall not have expired or been terminated by such date or the conditions set forth in Section 8.2(d) have not been satisfied by such date, the such date shall be extended to November 30, 2004 and provided further that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c)                                  by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by the Company to Parent;

(d)                                 by Parent or MergerCo, if neither Parent nor MergerCo is then in material breach of any term of this Agreement, upon written notice to Company, upon (i) a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Parent or MergerCo to the Company; or (ii) an amendment or supplement by the Company of the Schedules to this Agreement pursuant to Section 10.3 hereof and such amendment or supplement would reasonably be expected to result in a Company Material Adverse Effect as determined by Parent or MergerCo in their sole and absolute discretion;

(e)                                  by Parent or MergerCo, if the Company does not deliver, within seven (7) Business Days of the date of this Agreement, signature pages to the Written Consent of stockholders representing at least eighty-five percent (85%) of the Company’s issued and outstanding capital stock;

(f)                                    by Parent or MergerCo, if the Company does not deliver, within fifteen (15) Business Days of the date of this Agreement, signature pages to the Written Consent of stockholders representing at least ninety percent (90%) of the Company’s issued and outstanding capital stock; or

(g)                                 by Parent or MergerCo, before 5:00 p.m. (EST) on June 17, 2004 if the information obtained by Parent and MergerCo pursuant to the Phase I reviews conducted at the direction of Parent and MergerCo with respect to the Company’s facilities in Bossier City, LA and Hazleton, PA would be reasonably likely to result in a Company Material Adverse Effect (and in the event this Agreement is not terminated pursuant to this Section 9.1(g), no information about the environmental condition of the property obtained in connection with such Phase I reviews shall constitute or be included in the determination of a Company Material Adverse Effect under any other provision of this Agreement).

Section 9.2.                                Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners, managers, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 7.3, 7.5, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

Section 9.3.                                Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after any such stockholder approval, no amendment shall be made that by law requires further approval by stockholders without obtaining such approval.

Section 9.4.                                Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

ARTICLE X - GENERAL PROVISIONS

Section 10.1.                         Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

(a)

if to the Company, to:

United Pet Group, Inc.
463 Ohio Pike, Suite 303
Cincinnati, OH 45255
Attn: John A. Heil
Facsimile: (513) 688-7090

(b)

if to the Stockholders Representative, to:

Michael Wilson
TA Associates
125 High Street
Suite 2500
Boston, MA 02110
Facsimile: (617) 574-6728

in either case, with copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: John R. LeClaire, P.C.
Facsimile: (617) 523-1231

(c)

if to Parent, to:

United Industries Corporation
2150 Schuetz Road
St. Louis, Missouri 63146
Attn: Mr. Robert Caulk
Facsimile: (314) 253-5962

with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attn: James Westra, Esq.
Facsimile: (617) 772-8333

(d)

If to MergerCo, to:

Saturn MergerCo., Inc..
c/o United Industries Corporation
2150 Schuetz Road
St. Louis, Missouri 63146
Attn: Mr. Robert Caulk
Facsimile: (314) 253-5962

with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attn: James Westra, Esq.
Facsimile: (617) 772-8333

Section 10.2.                         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.3.                         Disclosure Schedules.

(a)                                  Certain information set forth in the schedules to this Agreement (the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo or the Company, as applicable.

(b)                                 From time to time prior to the Effective Date, Parent, MergerCo or the Company, as applicable, shall amend or supplement the Schedules attached to this Agreement relating to any representation or warranty contained in Article IV, in the case of the Company, or Article V, in the case of Parent or MergerCo, with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Articles IV or V, as applicable.

Section 10.4.                         Non-Survival of Representations, Warranties, Covenants and Agreements.  Except for Sections 7.3, 7.7 and 7.8 and any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof.  Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

Section 10.5.                         Assignment.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that Parent or MergerCo may collaterally assign their rights, interests or obligations under this Agreement without the consent of any other party to their financing sources.

Section 10.6.                         Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 10.7.                         No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board and the MergerCo Board have approved, for purposes of Section 251 of the DGCL and any applicable provision of their Certificates of

Incorporation, the terms of this Agreement and (b) this Agreement is executed by the parties hereto.

Section 10.8.                         Certain Definitions.  For purposes of this Agreement:

(a)                                  An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (as defined below).

(b)                                 “Base Amount” means $40,500,000.

(c)                                  “Company Expenses” means the aggregate amount of all expenses incurred by or on behalf of, or to be paid by (whether accrued or unaccrued) the Company or any of its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation or transactions contemplated hereby (excluding any such expenses paid by the Company prior to the Closing) including but not limited to brokers or finders’ fee, fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and other experts.

(d)                                 “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

(e)                                  “Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, conditional sale agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

(f)                                    “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), in each case that would be required, in accordance with GAAP, to be disclosed on the balance sheet of such Person as of the date Indebtedness is being measured or calculated; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (v), but specifically excluding (W) any accrual for any value attributable to the Company’s warrants, (X) any accrual for contingent earnout associated with the 2004 and 2005 operating performance of the Dingo brand pursuant to the Asset Purchase Agreement dated as of January 1, 2004 by and among the Company and the parties named therein, (Y) any accrual for Company Expenses associated with this Agreement and the transactions contemplated hereby, and (Z) any accrual for payments to be made under the Company’s Sale and Employee Retention Plan.

(g)                                 “Intellectual Property” means all intellectual property rights owned or used by the Company or any Subsidiary of the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all fictional business names, trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, procedures, designs, drawings, specifications,  and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals of Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents, and (v) any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and complications, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

(h)                                 “Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

(i)                                     “Net Working Capital” means the consolidated current assets of the Company and its Subsidiaries, reduced by the consolidated current liabilities (which will include the long-term portion of any facility closure costs and income taxes payable but specifically excluding (i) accrued interest on Indebtedness, (ii) current portion of Indebtedness, (iii) deferred income taxes, (iv) any accrual for any value attributable to the Company’s warrants, (v) any accrual for contingent earnout associated with the 2004 and 2005 operating performance of the Dingo brand pursuant to the Asset Purchase Agreement dated as of January 1, 2004 by and among the Company and the parties named therein, (vi) any accrual for Company Expenses associated with this Agreement and the transactions contemplated hereby, and (vii) any accrual for payments to be made under the Company’s Sale and Employee Retention Plan) of the Company and its Subsidiaries, in each case as determined consistent with the past practice of the Company and in accordance with the accounting principles set forth on Schedule 10.8(i).

(j)                                     “Material Adverse Customer Change Event” means the occurrence of one or more Customer Change Events, since the date of the Base Balance Sheet through the Effective Time, with respect to customers who, on an aggregate basis, represented 7.5% or more of the Company’s total pro forma sales set forth in Schedule 4.5(b) for the fiscal year ended December 31, 2003, as determined using the total pro forma sales to all such customers during the fiscal year ended December 31, 2003.

(k)                                  “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

(l)                                     “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent and MergerCo; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Owned Real Properties and Leased Real Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any contract or law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Owned Real Properties and Leased Real Property subject thereto or affected thereby.

(m)                               “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

(n)                                 “Stockholder Representative” means Michael Wilson.

(o)                                 “Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

Section 10.9.                         Interpretation.  When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a

Schedule or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 10.10.                  Fees and Expenses.  Subject to Section 2.4 above, and except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Parent (on behalf of Parent and MergerCo), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.  Any fees or expenses incurred by or attributable to the Major Stockholders in connection with the negotiation of this Agreement, the Selling Shareholders Agreement or the consummation of the transactions contemplated by this Agreement or the Selling Shareholders Agreement shall be borne solely by the Major Stockholders.

Section 10.11.                  Choice of Law/Consent to Jurisdiction.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent and MergerCo does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, as such agent.

Section 10.12.                  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, including without limitation the obligation to close the Merger on the Closing Date pursuant to Section 1.4 hereof.  Such remedies shall not be exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

Section 10.13.                  Mutual Drafting.  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 10.14.                  Miscellaneous.  This Agreement (a) constitutes, together with the Confidentiality Agreement and the Schedules and Exhibits attached hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

UNITED INDUSTRIES CORPORATION

By:
Name:
Title:

MERGERCO:

SATURN MERGERCO., INC.

By:
Name:
Title:

COMPANY:

UNITED PET GROUP, INC.

By:
Name:
Title:

ANNEX A

Defined Terms

Term	Section Reference

Acquisition Financing	5.4
Acquisition Transaction	7.6(a)
Affiliate	10.8(a)
Affiliate Contracts	8.2(g)
Aggregate Net Working Capital Overage	2.5(d)
Aggregate Option Proceeds	2.1(c)(ii)
Aggregate Promissory Note Proceeds	2.1(c)(ii)
Aggregate Warrant Proceeds	2.1(c)(ii)
Agreement	Introduction
Appraisal Rights Provisions	3.2(a)
Arbitrator	2.5(c)
Base Amount	10.8(b)
Base Balance Sheet	4.5(a)(ii)
Business Day	1.4
By-laws	4.1(a)
Certificate of Incorporation	4.1(a)
Certificate of Merger	1.2
Certificate	2.1(d)
Chosen Courts	10.11
Claim	7.7(a)
Closing	1.4
Closing Date	1.4
Closing Statement	2.5(a)
COBRA	4.9(a)
Code	3.1(i)
Commitment Letters	5.4
Company	Introduction
Company Board	Recitals
Company Employees	7.8(a)
Company Expenses	10.8(c)
Company Material Adverse Effect	4.1(a)
Company Plans	4.9(a)
Company Stock	2.1
Contract	10.8(d)
Confidentiality Agreement	7.3
Copyrights	10.8(g)
DGCL	Recitals
Dissenting Shares	3.2(a)
DOJ	7.4(a)
Effective Time	1.2

Encumbrance	10.8(e)
Environmental Laws	4.14(b)(i)
Environmental Permits	4.14(a)
ERISA	4.9(a)
ERISA Affiliate	4.9(a)
Escrow Agent	2.6
Estimated Net Working Capital	2.1(c)(iii)
Estimated Underage	2.1(c)(iii)
Exchange Agent	3.1(a)
Exchange Fund	3.1(a)
Financial Statements	4.5
FTC	7.4(a)
GAAP	4.5
Governmental Authority	4.4
Hazardous Substance	4.14(b)(ii)
HSR Act	7.4(a)
Indebtedness	10.8(f)
Intellectual Property	10.8(g)
Intellectual Property Licenses	4.13(f)
IRS	4.8(a)(iii)
Leased Real Property	4.10(a)
Leases	4.10(a)
Liability	10.8(h)
Major Stockholders	Recitals
Marks	10.8(g)
Material Contracts	4.12(a)
Merger	Recitals
MergerCo	Introduction
Merger Consideration	2.1(c)(i)
Multiemployer Plan	4.9(a)
Multiple Employer Plan	4.9(a)
Net Working Capital	10.8(i)
Net Working Capital Overage	2.5(d)
Net Working Capital Shortfall	2.5(d)
Options	2.2(a)
Owned Real Properties	4.10(a)
Parent	Introduction
Parent Material Adverse Effect	5.1
Patents	10.8(g)
Permits	10.8(j)
Permitted Exceptions	10.8(k)
Person	10.8(l)
Plan	2.2(a)
Pre-Closing Financial Statements	7.2(c)
Release	4.14(b)(iii)
Representatives	7.6(a)

Review Period	2.5(a)
Rollover Shares	2.1(b)(ii)
Rollover Share Value	2.1(c)(ii)
Schedules	10.3
SEC	1.4
Selling Shareholders Agreement	Recitals
Senior Indebtedness	2.3(a)
Stockholder Representative	10.8(m)
Subordinated Indebtedness	2.3(b)
Subsidiary	10.8(k)
Surviving Corporation	1.1
Tax Returns	4.8(b)(ii)
Taxes	4.8(b)(i)
Title IV Plans	4.9(a)
Transition Period	7.8(c)
WARN	4.11(a)
Working Capital Escrow Amount	2.6
Written Consent	7.1(a)